EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Hi and welcome, everyone, to the IDEX Second Quarter 2008 Earnings Results Conference Call. This call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Vice President Corporate Finance, Mr. Heath Mitts. Please go ahead, sir.
Heath A. Mitts, Vice President, Corporate Finance
Thank you, Sean. Good morning, and thank you for joining us for our discussion of the IDEX second quarter 2008 financial results.
Yesterday we issued a press release outlining our company’s financial and operating performance for the three-month period ending June 30, 2008. The press release, along with the presentation slides to be used during today’s webcast can be accessed on our company website at www.idexcorp.com. Joining me today from IDEX management are Larry Kingsley, Chairman and Chief Executive Officer and Dom Romeo, Vice President and Chief Financial Officer.
The format for our call today is as follows: first, Larry will update you on our overall performance for the quarter across our company and four business segments. Then we will take you through our financial results for the quarter, and Larry will wrap up with the outlook for 2008 and the third quarter. Following our prepared remarks, we’ll then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 888-203-1112 and entering the conference ID 4450651, or simply log on to our company home page for the webcast replay.
As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.
With that, I’ll turn the call over to our CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Thanks, Heath. Good morning. Just a quick summary of our operating performance for the quarter. Orders were up 19%. Sales were up 15%. EPS is up 10% to $0.56. We achieved record free cash flow of $61 million. Our business units performed well, and our acquisitions are contributing to our growth and our profitability per our expectations. Overall, we’re pleased with our performance for the second quarter.
If you look at Slide Six, as in the past quarters, if you had just viewed this slide to summarize our end markets. Atop of the chart here depicts our organic capability, the market growth environment, our global position on and our business development focus. In the same order as depicted on the chart, our innovation-led organic capability remains strong across the board. We’re well positioned in the current economy. Our global position continues to improve. In fact, as we look into the back half of the year, one of the reassuring elements to our bullish thinking is the very strong international order activity, particularly from emerging country markets. So we do think that some of the US segments will remain slow, or even continue to soften a bit, but that will be more than offset by a strong international order book.
Our business development activity has never been better. Our focus to build out Fluid Metering and Health & Science is first priority. The acquisition environment and our deal flow are both good.
And I’ll walk through the Q2 ‘08 performance and outlook by segment. Start on Slide Seven with fluid metering.

The Fluid Metering grew 26% in the second quarter with organic growth of 8%. Our outlook for the market is continued strong growth. The global end markets of energy, chemical, petrochemical, water treatment, food and farmer are all healthy. We launched a number of new products in the quarter both domestically and globally. I’ll focus on a couple that we’ve already taken orders for, but more importantly those that we think have the potential for major long-term impact.
Fluid Metering introduced a bulk storage automation system as part of our continued evolution from a pump-component offering to full solutions. Leveraging our Toptech software technology, our liquid-controlled experience, with fuel terminal automation, we’re now applying derivative products for other high-value fluid inventory management solutions. The market here includes environmental reclamation, both chemical handling and other fluid transfer applications, where inventory verification is becoming increasingly important.
In the quarter we won several new applications for this product. One of the wins is a system for ConocoPhillips to provide automation and remote monitoring capability for verifying the process water removal that is a byproduct associated with natural gas wells and natural gas storage facilities. The system provides for validation that the material has been removed, and a corresponding reconciliation that the material has been properly disposed. So the strategy here is to expand the range of both plant automation and fluid-inventory management products to serve the markets where the regulation of, or the value, of the fluid inventory requires similar verification.
In Fluid Metering we also introduced two new wastewater products in the quarter. The first is a wastewater pump station monitoring system that enables remote monitoring of municipal and industrial pump station events. The new system integrates wireless communication with expanded control capability. The system will be used to qualify the needs for infrastructure upgrades and to ensure that completed upgrades are performing to expectation.
The second product, the FlowAlert, is a wireless remote alarm that is configured as the network measures events anywhere in the infrastructure. So, as an example, this product will be applied to immediately recognize change in flow level at a wastewater system to signal malfunction, overflow or other change in status. Both products will be used as part of the regulated data-logging requirements associated with wastewater environmental compliance.
In Fluid Metering we also continue to drive aggressive pump innovation through our road map as well. We introduced a new stainless steel gear pump for epoxy resin applications. We anticipate that this product will be well received in international markets. In fact, the first large customer commitment was in China from a printed circuit board material manufacturer.
So as a result of both the targeted new product introductions and our channel expansion overseas, Fluid Metering continues to grow significantly in Asia and other emerging markets. In the quarter we posted major new customer wins in China, Southeast Asia and the Middle East.
I’m going to turn to Health & Science now. Our markets are performing well. Total growth was 6% for the quarter, driven by strong performance in analytical instrumentation in the clinical diagnostics and biotech segments. A customer demand for integrated fluidic solutions in Health & Science continues to grow. Our expanding systems solutions capability allows us to help our customers design their entire instrument based on our microfluidics experience and our proprietary capability.
Again, lots of new component designs that represent very good singles and doubles, but here, again, I’ll focus on some of the more transformational products. During the quarter we introduced an integrated pump valve system that supports low flow rate mass spectrometry applications. Mass spec is used to identify physical, chemical and biological properties in various compounds. And our subsystem, here, is used to enable continuous calibration for sample preparation in process with the mass spec equipment. The user benefit is faster through-click for sample analysis in the lab. And our first commitments for this product have already been placed.
As mentioned, one of the rapidly growing segments here is the biotech industry. Biotech requires micro-volume and flow measurement solutions that didn’t exist just five years ago. Continually smaller sample sizes and vibration-free operation are increasingly required for microanalysis.

So we’ve worked with some of the leading biotech OEMs to establish a system that is pulseless in operation, and thus it eliminates unwanted interference. So here again, it’s the combination of our technologies that enables vibration-free operation at very low volume-transfer rates. It’s just a few microliters per minute. The benefit for the user is analysis capability by the way of improved accuracy. And this system can be scaled for different instrument applications where vibration-free operation is critical to the process. We continue to develop new microfluidics components subsystems to meet next generation Health & Science challenges. So accordingly, obviously, we feel very good about core growth here.
In Dispensing, on Slide Nine, we achieved 14% total growth in the quarter. Organic growth was three. Within this segment the European business, which is roughly 60% of the segment, has experienced modest growth. In North America, given the residential and commercial construction market outlook, we continue to expect small retail channels to remain soft. We’re keeping a watchful eye on the timing of the large retail replenishment programs, which are tied to CapEx commitments. So while growth here is just slightly lower than previously expected, Dispensing remains a strong, global, high-margin, nice cash-generating business for us.
As noted in the earnings release, earlier this month we initiated a ceasing of our manufacturing operations within this segment in Milan, Italy. This operational footprint consolidation is part of Dispensing’s global product road map and capacity utilization strategy. It’ll generate about three to $4 million of annualized savings. The impact of the resulting restructuring expense, as well as the expected offsetting facility divestiture proceeds, will be discussed with the third quarter earnings release.
I’ll move on to Fire & Safety now, on Slide 10, total segment sales growth was 6%. The Fire & Safety segment performed well in the quarter, while the domestic fire suppression market was soft as we forecasted. Our international business performed extremely well. Remember that the segment is comprised of on-vehicle fire suppression equipment, rescue tools and band clamping devices each of which contribute about a third of the segment sales. For the remainder of ‘08 we expect continued, very strong international markets while the domestic fire suppression market has actually stabilized.
Our Rescue Tools business continues to expand globally with major order growth generated from China, Korea, Dubai, the Ukraine, India, markets across South America and several other emerging country markets. The Band Clamping business is also performing well. We continue to win new business based on our expanding product base of systems that address oil and gas exploration, rig and shipboard applications, underwater pipeline installation and repair and other new infrastructure applications similar to the Fluid Metering business.
As we continue to expand our customer base geographically here as well, in May we received our largest single order for band clamping systems, from Europe actually, to be used in deep water offshore pipeline applications.
So again, the three businesses, each contribute about a third of the segment sales. In total, we anticipate the overall segment to achieve mid- to high-single-digit organic growth for the second half of ‘08, with international growth and rescue tools coupled with global growth and the band clamping business more than offsetting domestic market softness.
So with the understanding of our markets, I’ll now go through the Q2 financials. And we’re on Slide 11. Second quarter orders of 402.2 million increased 19% from last year. By segment, organic order growth was as follows: FMT posted an increase of 11% in the second quarter; Health and Science was up 1%; Dispensing was down 3%; and Fire and Safety was up 10% in the quarter. Sales increased 15% in total. Organic growth was 5%. By segment, organic sales growth was as follows: FMT posted an increase of 8% in the quarter; Health and Science was up 1%; Dispensing was up 3%; Fire and Safety was up 2%.
Turning next to operating margin. Reported operating margin at 18.6% was down by 140 basis points from last year. As you can see from the slide, the year-over-year impact was driven by: the impact of acquisitions, which is driven by the intangible amortization expenses as part of the purchase price accounting; currency impacts, which flow through to Op margin at lower rates; and the combination of product mix, higher incentive compensation accruals and some selective material price increases, specifically within dispensing. And we’ll walk through these components by segment here over the next few slides.

Income from continuing operations was up 10%, EPS was up $0.56 — that’s 10% higher than last year and that’s versus our guidance of 53 to $0.56. The second quarter effective tax rate was 34.9% and again, the full year rate will be in the 34 to 35% range.
We turn next to cash flow. For the second quarter, free cash flow of 60.8 million was an all-time high and increased 4% versus last year. For the first half of ‘08, free cash flow increased 18% to $83 million. And as we mentioned in the release, for the full year, free cash flow is expected to exceed net income by 10 to 20%. Within the segment Fluid Metering continues to post solid financial results, and is really well positioned, as I mentioned.
Orders were up 30% in the quarter, 11% on an organic basis. Sales increased 26%, that’s 16% from recent acquisitions and 8% on an organic basis. Operating income, nearly $35 million, was a 15% increase from last year. Operating margin of 19.5% was down 190 basis points from Q2 of ‘07. Excluding the impact of the acquisitions, operating margin was 20.9%, or down 50 basis points, and that’s largely due to mix within the segment.
Health & Science for the quarter: orders were up 6%, sales was up 6% as well; and that’s 1% organically. As we mentioned in the release, growth in core analytical instrumentation, the IVD and biotech markets, as well as acquisitions, drove strong performance in the segment; an operating margin of 18.4% was flat with the prior year.
In Dispensing, orders in the quarter were up 8%. Sales increased 14%. Organically, that was up 3%, as I mentioned. On margin, the 25.3% was down 330 basis points compared to prior year, and that was due to the impact of both foreign currency and material price increases.
And then on Page 18, Fire & Safety: for the quarter, orders were up 15%; sales were up 6%; organic sales were up 2%; operating margin at 24.1% declined 80 basis points compared to last year, and that is a mix within the segment.
So I’m going to move on now to our outlook on Slide 19. Our business model is working for us. Even in the end markets that are a bit slower, we continue to innovate and drive share gain. While organic growth was solid in almost all regions, our international market growth was excellent, and our forecast is for continued strong growth. Productivity is tracking ahead of plans for the year, for both labor and material. And while we did see isolated areas of material inflation, we generally offset those with strategic sourcing savings and with isolated price actions. So we’ll continue to focus on tight cost controls, process improvement and restructuring for realizing savings where it makes sense. At the same time, we continue to invest for growth in the markets that have very positive outlooks.
The more recently acquired businesses are performing very well. Integration plans are largely on track with our expectations. Our strategy to increase exposure to the global, faster-growing infrastructure markets is working and the new potential acquisition opportunity set now is very good. Again, we’ll build on our fluidic strength with the acquisitions that we have planned for the back half of this year.
We’re forecasting a growth rate of 13 to 15% for the full year. Organic growth is expected to be between 3 and 5%. Acquisitions will contribute 7%. FX is assumed to contribute 3. Based on that volume range, we’ve tightened our EPS estimate to $2.12 to $2.18 for the full year.
For Q3 ‘08, we anticipate total sales growth of 14 to 16%, with organic growth in FMT and Fire & Safety in the high single digits, and HST, excuse me, and Dispensing, in the low single digits. We anticipate acquisitions will contribute 7%, and FX is assumed to add 3%. Now based on this, we estimate the third quarter EPS will be 53 to $0.56 per share.
So, with that, we’ll open the line to questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question comes from Matt Summerville, excuse me Mike Schneider of Robert W. Baird.
<Q – Mike Schneider>: Good morning, guys.
<A – Larry Kingsley>: Hi, Mike.
<Q – Mike Schneider>: Just some questions on the outlook. First, congratulations on a nice quarter. In Dispensing, it looks like the total organic growth rate forecast for the year was ticked down by just one point from four to six, to three to five. Is that primarily just a slightly lower outlook on Dispensing?
<A – Larry Kingsley>: It is, Mike. Basically, we’re — assuming that we’re going to continue to see relatively soft domestic market spend out of the smaller retailers and that some of the CapEx programs with the larger retailers may push a bit as well. So that’s built into the slightly lower organic assumptions for the full year.
<Q – Mike Schneider>: And those larger CapEx programs; have you actually seen project delays yet? Or are you just being conservative in anticipating them based on the market?
<A – Larry Kingsley>: No. We have seen some, some delays.
<Q – Mike Schneider>: Okay, and then the margin in Dispensing, you mentioned raw materials hit you, seemingly, quite hard this quarter. What pricing actions have you taken? And should we see the benefit of those in the second half?
<A – Larry Kingsley>: First, maybe a cross-company comment. We actually did, in the quarter, realize both the cost mitigation actions as well as selective price actions that essentially offset material on a cross-company basis. Within Dispensing, sheet steel was the primary culprit where we saw a fair amount of increase that we couldn’t recover, which generated a portion of that 330 basis point year-over-year delta. The back half of the year, we’ll probably recover some of that, again, both cost but also a little bit of price. On a company-wide basis, we feel very comfortable that we’re in good shape relative to material margin based on the actions that are already in place.
<Q – Mike Schneider>: Okay. And then just on the other side, so acquisitions it looks like you actually took your forecast up a bit. What acquisition is driving the growth? Is that Isotech or just a collection of them?
<A – Larry Kingsley>: ADS, as you know we acquired right at the turn of the year, continues to perform very well. So, yes, there’s a little bit of an improved outlook there associated with our Wastewater segment.
<Q – Mike Schneider>: Okay. Thank you. I’ll get back in line.
<A – Larry Kingsley>: Okay, Mike.
Operator: Our next question comes from Matt Summerville with KeyBanc.
<Q – Matt Summerville>: Couple questions. First, can you talk about the mix you encountered in FSD during the quarter? As I recall, thought BAND-IT and the Rescue Tool businesses tended to carry higher margins where maybe suppression was a little lower than segment average.
<A – Larry Kingsley>: Yes, Matt. That’s a correct statement, and actually we’ve seen the benefit of that last quarter and a couple quarters prior. The issue within Fire & Safety was really mix within the three components this quarter, where we didn’t see as strong margin contribution from the two that are typically a little bit higher. However, I would tell you that we don’t think that that’s part of a trend rate. As a matter of fact, as we look into the order book, I think we’ll see a nice contribution as a function of mix as we look in the back half.

<Q – Matt Summerville>: And then just a follow-on to Mike’s question. Have you actually put in place a price increase in Dispensing for the back half of the year? Has something been announced to the market place?
<A – Larry Kingsley>: There really aren’t price book actions within Dispensing. Dispensing is a project-by-project pricing environment. So there really isn’t a phenomena of, take the price book up by X percent. So, no, the answer within that specific product segment there isn’t an action that’s cross-segment that would be similar to what you’d see in some of the other businesses. All that said, we typically do see price opportunity as a function of where we have material cost increases. So on a project-specific basis, we’ll reflect those costs as to how we think about the pricing specific to the – for the opportunity.
<Q – Matt Summerville>: Based on some of the design wins you’ve had, new products coming to market, I guess as we look out several quarters with respect to HST, do you anticipate as we move into next year a pretty meaningful re-acceleration in organic growth in this business relative to what you’ve seen the last three quarters? And, I guess, just trying to gauge your level of confidence there.
<A – Larry Kingsley>: Yes. The short answer is yes, but core growth in HST, which is, as we all know, displacing some of the opportunistic OEM work that we’ve been sunsetting through the course of the year, is extremely strong. And with assumptions that those markets stay reasonably sound, I think we’ll see very nice growth on an HST segment basis.
<Q – Matt Summerville>: And then just one more, and that’s SD, and I’ll get back in line. Can you talk about what you saw domestically with respect to rescue tools and fire suppression, just maybe a little more detail behind the numbers there? And then the Suppression business, as I recall, has easier comps in the back half of the year, and I guess do you anticipate further degradation on those easier comps?
<A – Larry Kingsley>: Yes. As you remember, when we talked two quarters ago about our expectations for the Domestic Suppression business being down the first half, and then essentially sequentially flat into the back half, I think that that’s still the order of the day. We’re anticipating that the US domestic – or excuse me, the US fire suppression market is fairly stable at this point. We’re seeing pretty healthy order rates out of most of the truck OEMs now, and we’ll watch it closely. But we don’t expect that we’re going to see sequential degradation. So, yes, relative to easier comps on suppression, we should see some nice growth opportunities. Rescue Tools is benefiting from very strong international growth and from a number of markets that, frankly, we haven’t participated in historically. So we anticipate that Rescue Tools will do well all up — globally for the back half.
<Q – Matt Summerville>: Great. Thanks, Larry.
<A – Dominic Romeo>: And Matt, that, by the way, that’s all assuming our third quarter guidance, where Larry mentioned that FSD is expected to have a high single-digit growth rate for the third quarter.
<Q – Matt Summerville>: Got you. Thank you.
Operator: Our next question comes from Ned Armstrong, FBR Capital Markets.
<Q – Ned Armstrong>: Yes. Thank you. Good morning.
<A – Larry Kingsley>: Hi, Ned.
<Q – Ned Armstrong>: Yes. You’ve done a nice job at BAND-IT in expanding into new markets there. Particularly the oil and gas, I note, has been very helpful to that unit’s performance. Can you just go through some other applications that you’re looking at that may not have really booked a lot of revenue yet but hold promising prospects?
<A – Larry Kingsley>: BAND-IT, Ned, is the tail of a very diverse application set, as you know. And the BAND-IT team applies both the combination of the IDEX tools and even a couple BAND-IT-specific tools to how they go about understanding where their product offers a differentiated and improved benefit to the customer. They’ve done over the last year, I would just tell you, a phenomenal job in analyzing and grounding, winning new business, where we’re now as you – I think you’ve heard us talk a bit about how we’re doing banding applications for assisting and jacketing installation in the process control environment. We’re doing a lot of things that are associated with harsh atmosphere, environment applications that are in manufacturing and process in general. We’ve got some other on-vehicle applications that we’re not going to talk specifically about for market competitive reasons, that’ll generate very nice volume in the months to come. But the BAND-IT business, if you look at the revenue breakdown, is the product of hundreds of applications, and a good chunk of those are growing nicely. So it’s not in any way dependent on upstream energy, down hole applications or subsea pipeline applications alone, but those are certainly noteworthy right now given the nice volume that we’re seeing there.
<Q – Ned Armstrong>: Okay. Good. Thank you.
<A – Larry Kingsley>: Sure.
Operator: Our next question comes from Ajay Kejriwal of Goldman Sachs.
<Q – Ajay Kejriwal>: Good morning, gentlemen.
<A – Larry Kingsley>: Hi, Ajay.
<Q – Ajay Kejriwal>: Maybe a couple detailed questions to start with. If you could give us the flow through to the operating income line from ForEx for the quarter please?
<A – Larry Kingsley>: Excuse me, Ajay, from what?
<Q – Ajay Kejriwal>: From ForEx translation. What was the flow through to the operating income line?
<A – Larry Kingsley>: Sure.
<A – Dominic Romeo>: Ajay, maybe the best place to start, let’s go back to Slide 12 and let us walk you through kind of how we bridge out margin. If you look at the out margin of 18.6 as reported, acquisitions due to the amortization of intangibles was about a 60 basis point impact. And then if you look at FX, and again that’s a bit of a theoretical calculation, but currency at the current rate at three, three plus percent of growth doesn’t flow through at the 18.6%. So it had about a 20 basis point impact year-over-year versus the 20% from last year. And as Larry mentioned, the 70 basis points on the slide is a combination of mix also higher incentive compensation accruals, and some selective material price increases. That 70 basis points is about $3 million. Each of those impacts was about $1 million each. So the short answer is flow through X those items is well, you know, well above kind of our company average as expected from the price and the cost initiatives. But when you exclude FX and obviously acquisitions and that 70 basis points from mix incentive comp and material price, obviously, you get the flow through. So this quarter it’s a bit of a long-winded answer. The flow through has been achieved, but you have to look at the impacts in those buckets.
<Q – Ajay Kejriwal>: So the, just so I understand this, flow through on account of ForEx is mid single digit?
<A – Dominic Romeo>: Yes. Somewhere in that range — again it varies by country. But if you look at versus the 18.6, the way we look at margin rate, it had about a 20-basis-point reduction in our margin year-over-year.
<Q – Ajay Kejriwal>: Got it. Great. And maybe, if you have that readily available, growth by geography for FMT and Dispensing?
<A – Larry Kingsley>: I don’t think – we did not intend to go through that. My comments were essentially as far as I think we’re going to go, but basically, strong international growth, I would say...
<Q – Ajay Kejriwal>: Yes.
<A – Larry Kingsley>: Great growth in Asia; double digit, obviously, double-digit emerging market growth; solid European growth; and then, not far trailing, was our all of aggregate domestic growth.

<Q – Ajay Kejriwal>: So you did see growth in FMT in the US, but would it be fair to say it was positive but maybe below segment average?
<A – Larry Kingsley>: Mid single digit.
<Q – Ajay Kejriwal>: Mid single digit. Very good. And moving to Dispensing, I know you’ve talked about restructuring in the past, but maybe if you could help us understand, and maybe provide some background on why the need to resize the capacity now? Is it, you’re seeing lower growth in Europe? Or is it some other secular trend?
<A – Larry Kingsley>: No it’s really, Ajay, it’s the function of both the long-term thinking for what we want to do globally with the product line. You’ve probably heard us talk a bit about our global road map and our global scalable footprint for Dispensing — which allows us a fair amount of manufacturing flexibility where we make the product against the global design, modular in both the mechanical structure as well as the power structure of the product. And when we looked at the gains on productivity globally and the opportunity we have going forward, coupled with the fact that we don’t think we’ll need that capacity short term, this was an appropriate action to be taken. So it’s really consistent with our capacity utilization thinking, our road map thinking, and then, obviously, it’s going to be a fairly nice benefit for us in the first full year. It’s a great pay back.
<Q – Ajay Kejriwal>: Got it. Great. And maybe lastly, coming back to that pricing raw material question asked earlier, would you be able to provide the dollar amount of raw material headwinds in the first half? Or for the quarter?
<A – Larry Kingsley>: Well, it depends on, not to be snide, but it depends on how you think about headwinds because we really did offset all but the – what was it, about 1.8 million or so, Dom?
<A – Dominic Romeo>: The price on the sales side was 2% for the quarter.
<A – Larry Kingsley>: Yes, so you if you sell for – I think about P&L price first – 2%, which has been a pretty consistent number for us quarter-on-quarter, year-on-year, and then cost mitigating actions, essentially across the company, other than sheet steel where we did take a little bit of increase in the quarter. And also we saw some pig iron associated increase in some of the areas where consumers of pig iron for castings and things of the sort.
<Q – Ajay Kejriwal>: So was raw material inflation above that 2%? Because you’ve got pricing and then you’ve got some productivity as well, right?
<A – Dominic Romeo>: Ajay, only within Dispensing is where we called out the delta, which is about the $1 million impact for the selected material costs within Dispensing. All the other units offset cost with the actions on global sourcing and/or price.
<Q – Ajay Kejriwal>: Got it. And your full-year estimate assumes pricing more than offsetting raw material inflation? Is that correct?
<A – Dominic Romeo>: That’s correct.
<Q – Ajay Kejriwal>: Great. Thank you.
<A – Larry Kingsley>: Yes. Thank you.
Operator: Your next question comes from Amit Daryanani of RBC Capital Markets.
<Q – Amit Daryanani>: Thanks a lot. Good morning, guys.
<A – Larry Kingsley>: Hi, bud.

<Q – Amit Daryanani>: I just had a quick question on organic order growth of 7% is, obviously, impressive given some tough comps you had. Is there a way to slice it based on different geography, if you have the numbers?
<A – Larry Kingsley>: No. Again, we’re not going to go there right now in terms of how we look at it by geography. The short answer, though, just to maybe help you feel good about it is it was reasonably strong across the globe.
<Q – Amit Daryanani>: All right. Maybe if I just look at the Dispensing side, I think you guys said Europe is about 60% of the business there – now North America is 40% – and it sounds like Europe seems to be holding in pretty well right now while North America has softened up. Just given all the macro environment data that’s coming out of Europe, it sounds like that’s starting to slow down now, just the way North America did a few quarters ago. Why the conviction and the confidence Europe’s going to keep holding in on the Dispensing side going forward?
<A – Larry Kingsley>: Well Europe is been the fairly stable growth element to Dispensing for multiple years now. We’ve got fairly decent line-of-sight to the project activity there and the case of Europe what the paint companies are planning to spend. So we don’t have huge growth baked in, as you can tell here by the way that we’ve booked up the back half of the year for Dispensing. I think we’re just saying, for Dispensing, we’re expecting flat-to-modest growth and that Europe will be stronger than North America. The emerging markets, also though, are growing pretty nicely for Dispensing and we’re seeing Eastern Europe, Middle East and some of the other country markets that hadn’t been using the automatic dispensing equipment, adopt it for the first time. So some of that gets book heaped in Europe, which also provides us with a little bit of reassurance with respect to it not being a slow down, at least as we can foresee at this point.
<Q – Amit Daryanani>: Fair enough. And then in terms of the restructuring benefits of three to 4 million in ‘09, is your sense at this point going to be more sort of back-end loaded in the back half of ‘09? Or would you be pretty evenly spread across 2009?
<A – Larry Kingsley>: Pretty evenly spread.
<Q – Amit Daryanani>: All right. And then just finally on the Fluid Metering side, I know on a year-over-year basis you outlined the margin degradation was due to acquisitions and product mix. Just to make sure, on the sequential drop that we had about 70 basis points, that was as in primarily mix driven?
<A – Larry Kingsley>: Yes. Yes. Essentially so.
<Q – Amit Daryanani>: Perfect. Thank you.
<A – Larry Kingsley>: You’re welcome.
Operator: [Operator Instructions] We’ll go back to Mike Schneider with Robert Baird.
<Q – Mike Schneider>: Hi. Guys, maybe you could just address HST growth in the third quarter? Your guidance on Slide 19 says a low, single-digit growth again. I’m curious, shouldn’t the growth at least be reaching mid-single- or even upper-single-digit growth at this point as we lap the two OEM contracts in the third quarter? Or is my timing off?
<A – Larry Kingsley>: Mike, your timing’s off just a bit. The headwind that’s built-in to that low-single-digit comment, that’s associated with those two OEM contracts, is actually fairly strong year-on-year. We basically don’t lap that fully until the end of the year.
<Q – Mike Schneider>: Okay. And just in terms of the acquisitions, you’ve walked through some of the margin pressure that they’ve created. Are there still lingering inventory write-ups that are passing through the P&L that we begin – well, that we shed – as we go into the third quarter? Or is this just the lower embedded margin of the businesses that are acquired that’s coming through right now?

<A – Dominic Romeo>: Mike, it’s actually not inventory but the amortization of intangibles. So if you look at that 60 basis points for this company average and the current amortization that we’ve discussed, it’s amortization versus any inventory impact.
<Q – Mike Schneider>: So there’s no natural step-up in the margins as we go through the balance of the year? This is the run rate?
<A – Dominic Romeo>: For the balance of the year, correct. But as we move forward, we’d expect margins to naturally improve the way the rest of the company does; but the amortization will continue at that rate.
<Q – Mike Schneider>: And Larry, could you just address acquisitions? I know you guys have been active. You describe the pipeline as good. That isn’t exactly an exciting adjective. I’m just curious if something has changed? Or if you meant more than that?
<A – Larry Kingsley>: Mike, I would – maybe just to give you something more exciting than good – I’d tell you that the pipeline’s never been better. We’ve got a good set of very nice proprietary deals and other transactions in mind for the back half of the year that we’re working hard this summer on. And, frankly, I think we’ll be very pleased with our result at the end of the year in terms of the acquisition-contributed growth and the strategic nature of how these fit for building our Fluid Metering and Health & Science, in particular. So no, I actually – I feel very good about what we can capitally deploy here between now and year end. I think there’s some good stuff out there that makes a lot of sense. We’re going to see them at IDEX-like multiples that make sense for us and our return models, and they’ll be real solid additions to the portfolio.
<Q – Mike Schneider>: Okay. Thank you, again, and sorry to parse the word so closely.
<A – Larry Kingsley>: No. Thank you, Mike.
Operator: [Operator Instructions]
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Well I think we’re going to go ahead and wrap up. I want to thank everybody for joining. Obviously, a very solid second quarter for IDEX in ‘08; we’re well positioned, we think, in the current economy and the environment looking into the back half of the year. We remain cost-control focused but, at the same time, as I said, we continue to invest in the businesses where we think we’ve got super growth opportunity. So we look forward to the back half of ‘08. Thanks for joining.
Operator: Ladies and gentlemen, this does conclude today’s conference. Thank you for your participation. You may disconnect at this time.